SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report                                                 December 2, 1997
(Date of earliest event reported)                            (November 17, 1997)



                          OMNIQUIP INTERNATIONAL, INC.
               (Exact Name of Registrant as Specified in Charter)


         Delaware                     0-21461                     43-1721419
(State or Other Jurisdiction      (Commission File              (IRS Employer
      of Incorporation)                Number)               Identification No.)



222 East Main Street                                                     53074
Port Washington, Wisconsin                                            (Zip Code)
(Address of Principal Executive Offices)


Registrant's telephone number, including area code:  (414) 268-8965





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Item 2.  Acquisition or Disposition of Assets.

     On November 17, 1997, SKL Lift, Inc. ("SKL"), a wholly-owned subsidiary of
OmniQuip  International,   Inc.  (the "Company"),  acquired  the  business  and
substantially all of the assets of the Snorkel Division ("Snorkel") of Figgie International Inc. ("Figgie") pursuant to a definitive agreement entered into on July 19, 1997 and amended on November 9, 1997. The Company has guaranteed the obligations of SKL under the purchase agreement. Snorkel is a leading manufacturer and marketer of aerial work platforms and aerial fire apparatus with facilities located in Kansas, Missouri, Australia and New Zealand. The assets acquired by SKL by virtue of the acquisition, include, among other things, certain real property, machinery and equipment, accounts receivable, inventory and certain intangibles. The Company intends to continue operating Snorkel in the markets it now serves and, accordingly, intends to continue to use its assets in substantially the same manner they were used prior to the acquisition.

     The purchase price paid by the Company for Snorkel was $100 million in cash at closing plus the assumption of certain liabilities. The funds were obtained by the Company pursuant to a secured credit facility with Morgan Stanley Senior Funding Inc., as Syndication Agent and Arranger, and First Union National Bank, as Administrative Agent and Co-Arranger. The Company is also required to pay an additional purchase price amount of up to $50 million, which will be equal to the amount of the net sales of Snorkel for the twelve-month period commencing on April 1, 1998 and ending on March 31, 1999 (the "Earn-Out Period") in excess of $140 million, such additional amount not to exceed $20 million, plus 70% of the amount of net sales of Snorkel during the Earn-Out Period in excess of $160 million, such additional amount not to exceed $30 million. The purchase price was determined by negotiation between the parties. The acquisition will be accounted for under the purchase method of accounting with the excess purchase price over the estimated fair value of net assets acquired recorded as goodwill.

Item 5.  Other Events.

     On December 1, 1997, the Company filed a Certificate of Correction of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which changed the spelling of the Company's name from "Omniquip International, Inc." to "OmniQuip International, Inc." The correction is effective as of September 30, 1996, the date of filing of the Company's Restated Certificate of Incorporation.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial Statements

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     Financial  Statements  of Snorkel for the nine months ended  September  30,
1997 and September 30, 1996 (unaudited) and the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994.*

     (b) Pro Forma Financial Information

     Pro Forma Financial Information of the Company for the fiscal year ended September 30, 1997.*

     (c) Exhibits

          (i) Asset Purchase Agreement, dated as of July 19, 1997, by and among Figgie International Inc., Figgie International Real Estate Inc., Figgie Properties Inc., Figgie Licensing Corporation, Figgie Risk Management Co. and SKL Lift, Inc.

          (ii) Amendment, dated as of November 9, 1997, by and between Figgie International Inc. and SKL Lift, Inc.

          (iii) Credit Agreement, dated November 17, 1997, by and among Omniquip International, Inc., the certain lending institutions party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Syndication Agent and Arranger, and First Union National Bank, as Administrative Agent and Co-Arranger.














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          *It is  impractical  for the Company,  at the time of this filing,  to provide financial statements and pro forma financial information. Pursuant to the instructions for Item 7 of Form 8-K, the Company will furnish such financial statements and pro forma financial information as soon as practicable.



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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        OMNIQUIP INTERNATIONAL, INC.



Date:  December 2, 1997                 By:__________________________
                                           Philip G. Franklin
                                           Vice President - Finance, Chief
                                           Financial Officer, Treasurer and
                                           Secretary



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                                INDEX TO EXHIBITS


Exhibit No.       Description
-----------       -----------


   2.1 Asset Purchase Agreement, dated as of July 19, 1997, by and among Figgie International Inc., Figgie International Real Estate Inc., Figgie Properties Inc., Figgie Licensing Corporation, Figgie Risk Management Co. and SKL Lift, Inc.

   2.2 Amendment, dated as of November 9, 1997, by and between Figgie International Inc. and SKL Lift, Inc.

   10 Credit Agreement, dated November 17, 1997, by and among Omniquip International, Inc., the certain lending institutions party thereto from time to time, Morgan Stanley Senior Funding, Inc., as Syndication Agent and Arranger, and First Union National Bank, as Administrative Agent and Co-Arranger.